Exhibit 10.2

Mr. Ken Liebscher

February 23, 2010

Lucky Boy Silver Corp. (the “Company”)
(formerly Sierra Ventures, Inc.)

Dear Sirs:

Re:	Assignment Agreement
Nevada BLM Claim and Lease Silver Mines

Further to a letter agreement (the “Letter Agreement”) dated February 8, 2010, Ken Liebscher (“Liebscher”) acquired 38 unpatented BLM claims including those known as Silver Summit and Candelaria and 2 historic silver mine leases known as Lucky Boy Silver Mine and the Black Butte Silver Mine (the “AG Properties”) from Monte Cristo Projects LLC and Alan Chambers.

In consideration of $1.00 and other good and valuable consideration acknowledged received, Liebscher does hereby assign all of his right, title and interest in the Letter Agreement and AG Properties to the Company.

Signed:
Ken Liebscher

LUCKY BOY SILVER CORP.

Per:
Fortunato Villamagna, Secretary